Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form F-4 of Millar Western Forest Products Ltd. of our report dated March 6, 2012 relating to the financial statements of Millar Western Forest Products Ltd., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Edmonton, Alberta, Canada

March 7, 2012